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                                                                    EXHIBIT 99.1

March 26, 2002


Securities and Exchange Commission
Washington, DC 20549

     Re:  Letter responsive to Temporary Note 3T to Article 3 of Regulation S-X

Dear Sir or Madam:

In compliance with Temporary Note 3T to Article 3 of Regulation S-X, I am writing to inform you that Arthur Andersen LLP ("Andersen") has represented to Radnor Holdings Corporation ("Radnor") that Andersen's audit of the consolidated balance sheets of Radnor and its subsidiaries as of December 28, 2001 and December 29, 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three fiscal years in the period ended December 28, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.



Sincerely,


/s/ Michael V. Valenza

Michael V. Valenza
Senior Vice President--Finance,
Chief Financial Officer and
Chief Accounting Officer